CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated December 28, 2017, with respect to the financial statements and financial highlights of the American Independence Funds Trust, including the American Independence US Inflation-Protected Fund for year ended October 31, 2017, which is incorporated by reference in the Prospectus and Statement of Additional Information contained in this Registration Statement. We consent to the use of the aforementioned report in the Prospectus and Statement of Additional Information contained in this Registration Statement, and to the use of our name as it appears under the captions “Auditor” and “Financial Highlights”.

/s/ Grant Thornton LLP

Chicago, Illinois

July 24, 2018